Exhibit 99.1

Contact: Investor Relations (408) 523-2161
INTUITIVE SURGICAL ANNOUNCES FIRST QUARTER EARNINGS
SUNNYVALE, CALIF. April 19, 2016 - Intuitive Surgical, Inc. (NASDAQ: ISRG), the industry leader in robotic-assisted surgery, today announced financial results for the quarter ended March 31, 2016.

Q1 Highlights

•	Worldwide da Vinci procedures grew nearly 17% compared with the first quarter of 2015, driven primarily by growth in U.S. general surgery procedures and worldwide urologic procedures.

•	The Company shipped 110 da Vinci Surgical Systems, compared with 99 in the first quarter of 2015.

•	First quarter 2016 revenue of $595 million grew approximately 12% compared with $532 million for the first quarter of 2015.

•	First quarter 2016 non-GAAP* net income was $170 million, or $4.42 per diluted share, compared with $135 million, or $3.57 per diluted share, for the first quarter of 2015.

•	In March 2016, the Company received FDA 510(k) clearances in the U.S. for Single-Site instruments and the 30mm EndoWrist stapler products for the da Vinci Xi Surgical System.
Q1 Financial Summary
Gross profits, income from operations, net income, and net income per share are reported on a GAAP and non-GAAP basis. The non-GAAP measures are described below and are reconciled to the corresponding GAAP measures at the end of this release.
First quarter 2016 revenue was $595 million, an increase of approximately 12% compared with $532 million in the first quarter of 2015. Higher first quarter revenue was driven by growth in recurring instrument, accessory, and service revenue, and higher systems revenue.
First quarter 2016 instrument and accessory revenue increased by approximately 16% to $322 million, compared with $277 million for the first quarter of 2015, primarily driven by nearly 17% growth in da Vinci procedure volume. First quarter 2016 service revenue increased by approximately 9% to $125 million, compared with $114 million for the first quarter of 2015.
First quarter 2016 systems revenue increased by approximately 5% to $148 million, compared with $141 million for the first quarter of 2015. Intuitive Surgical shipped 110 da Vinci Surgical Systems in the first quarter of 2016, compared with 99 in the first quarter of 2015. A total of 19 of the first quarter 2016 da Vinci Surgical Systems were shipped under operating lease arrangements, compared with 9 during the first quarter of 2015.
First quarter 2016 income from operations increased to $179 million, compared with $130 million in the first quarter of 2015. First quarter 2016 non-GAAP income from operations increased to $229 million, compared with $185 million in the first quarter of 2015.
First quarter 2016 GAAP net income was $136 million, or $3.54 per diluted share, compared with $97 million, or $2.57 per diluted share, for the first quarter of 2015. First quarter 2016 non-GAAP net income was $170 million, or $4.42 per diluted share, compared with $135 million, or $3.57 per diluted share, for the first quarter of 2015.
Intuitive Surgical ended the first quarter of 2016 with $3.8 billion in cash, cash equivalents, and investments, an increase of $453 million during the quarter, primarily driven by proceeds from common stock issued and cash generated from operations.
Commenting on the announcement, Dr. Gary Guthart, President and CEO of Intuitive Surgical, said, “Our first quarter strength in total procedure growth and general surgery shows continued expansion of high-quality minimally invasive surgical options around the world. We are pleased that da Vinci technology remains a driver for improved surgical outcomes, building value for hospitals, surgeons and their patients and payers.”
Additional supplemental financial and procedure information has been posted to the Investor Relations section of the Intuitive website at: http://phx.corporate-ir.net/phoenix.zhtml?c=122359&p=irol-IRHome.

Webcast and Conference Call Information
Intuitive Surgical will hold a teleconference at 1:30 p.m. PDT today to discuss the first quarter 2016 financial results. The call is being webcast by NASDAQ OMX and can be accessed at Intuitive Surgical’s website at www.intuitivesurgical.com or by dialing (800) 700-7860 or (612) 332-7516.

About Intuitive Surgical, Inc.
Intuitive Surgical, Inc. (NASDAQ: ISRG), headquartered in Sunnyvale, Calif., is the industry leader in robotic-assisted, minimally invasive surgery. Intuitive Surgical develops, manufactures, and markets the da Vinci Surgical System.

About the da Vinci Surgical System
The da Vinci Surgical System is a surgical platform designed to enable complex surgery using a minimally invasive approach. The da Vinci Surgical System consists of an ergonomic surgeon console or consoles, a patient-side cart with three or four interactive arms, a high-performance vision system and proprietary EndoWrist instruments. Powered by state-of-the-art technology, the da Vinci Surgical System is designed to scale, filter, and seamlessly translate the surgeon’s hand movements into more precise movements of the EndoWrist instruments. The net result is an intuitive interface with improved surgical capabilities. By providing surgeons with superior visualization, enhanced dexterity, greater precision, and ergonomic comfort, the da Vinci Surgical System makes it possible for skilled surgeons to perform more minimally invasive procedures involving complex dissection or reconstruction. Surgeons, hospitals, and patients benefit from a large community of users and the Company's robotic-assisted surgical ecosystem, beginning with the robotic platforms, but also including the broad instrument product line, imaging solutions, training programs and technology, clinical validation, field clinical support, field technical support, and program optimization. For more information about clinical evidence related to da Vinci Surgery, please visit www.intuitivesurgical.com/company/clinical-evidence/.
da Vinci® and EndoWrist® are trademarks of Intuitive Surgical, Inc.

Forward-Looking Statements
This press release contains forward-looking statements, including statements regarding the Company's long-term robotic-assisted surgery opportunity, continued expansion of high-quality minimally invasive surgical options and the da Vinci surgery as a driver for improved surgical outcomes, building value for hospitals, surgeons and their patients and payers. These forward-looking statements are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including, but not limited to, the following: the impact of global and regional economic and credit market conditions on healthcare spending; healthcare reform legislation in the United States and its impact on hospital spending, reimbursement and fees levied on certain medical device revenues; decreases in hospital admissions and actions by payers to limit or manage surgical procedures; timing and success of product development and market acceptance of developed products; procedure counts; regulatory approvals, clearances and restrictions or any dispute that may occur with any regulatory body; guidelines and recommendations in the healthcare and patient communities; intellectual property positions and litigation; competition in the medical device industry and in the specific markets of surgery in which we operate; unanticipated manufacturing disruptions or the inability to meet demand for products; the results of legal proceedings to which we are or may become a party; product liability and other litigation claims; adverse publicity regarding the Company and the safety of our products and adequacy of training; our ability to expand into foreign markets; and other risk factors under the heading “Risk Factors” in our report on Form 10-K for the year ended December 31, 2015, as updated by our other filings with the Securities and Exchange Commission. Statements using words such as “estimates,” “projects,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “may,” “will,” “could,” “should,” “would,” “targeted” and similar words and expressions are intended to identify forward-looking statements. You are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date of this press release. We undertake no obligation to publicly update or release any revisions to these forward-looking statements, except as required by law.

*About Non-GAAP Financial Measures
To supplement our consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States (“GAAP”), we use the following non-GAAP financial measures: non-GAAP revenue, non-GAAP gross profit, non-GAAP income from operations, non-GAAP net income, and non-GAAP net income per diluted share (“EPS”). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.
We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding non-cash charges, such as amortization of intangible assets and share-based compensation (“SBC”) expenses, and other special items. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and liquidity. We believe these non-GAAP financial measures are useful to investors because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by our institutional investors and the analyst community to help them analyze the performance of our business.
Non-GAAP revenue. During the first quarters of 2015 and 2016, there was no difference between GAAP and non-GAAP revenue.
Non-GAAP gross profit. We define non-GAAP gross profit as gross profit excluding the amortization of intangible assets and expenses related to SBC.
Non-GAAP income from operations. We define non-GAAP income from operations as income from operations excluding the amortization of intangible assets, expenses related to SBC, and litigation charges and recoveries.
Non-GAAP net income and EPS. We define non-GAAP net income as net income excluding the amortization of intangible assets, expenses related to SBC, and litigation charges and recoveries, net of the related tax effects. The tax effects are determined by applying a calculated non-GAAP effective tax rate, which is commonly referred to as the with-and-without method. Without excluding these tax effects, investors would only see the gross effect that these non-GAAP adjustments had on our operating results. We define non-GAAP EPS as non-GAAP net income divided by the weighted average outstanding shares, on a fully-diluted basis.
There are a number of limitations related to the use of non-GAAP measures versus measures calculated in accordance with GAAP. Non-GAAP gross profit, non-GAAP income from operations, non-GAAP net income, and non-GAAP EPS exclude amortization of intangible assets and SBC, which are recurring expenses. SBC has been and will continue to be for the foreseeable future a significant recurring expense in our business. In addition, the components of the costs that we exclude in our calculation of non-GAAP net income and non-GAAP EPS may differ from the components that our peer companies exclude when they report their results of operations. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net income and non-GAAP EPS and evaluating non-GAAP net income and non-GAAP EPS together with net income and EPS calculated in accordance with GAAP.

INTUITIVE SURGICAL, INC.
UNAUDITED QUARTERLY CONSOLIDATED STATEMENTS OF INCOME
(IN MILLIONS, EXCEPT PER SHARE DATA)

	Three months ended
In millions (except per share data)	March 31, 2016	December 31, 2015	March 31, 2015
Revenue:
Instruments and accessories	$322.1	$325.6	$277.2
Systems	147.9	230.7	141.0
Services	124.5	120.2	113.9
Total revenue	594.5	676.5	532.1
Cost of revenue:
Product	151.6	178.3	153.5
Service	37.9	39.4	41.8
Total cost of revenue	189.5	217.7	195.3
Gross profit	405.0	458.8	336.8
Operating expenses:
Selling, general and administrative	172.8	160.3	162.0
Research and development	53.2	52.6	44.4
Total operating expenses	226.0	212.9	206.4
Income from operations	179.0	245.9	130.4
Interest and other income, net	5.5	5.9	4.3
Income before taxes	184.5	251.8	134.7
Income tax expense	48.1	61.8	37.7
Net income	$136.4	$190.0	$97.0
Net income per share:
Basic	$3.62	$5.09	$2.64
Diluted	$3.54	$4.99	$2.57
Shares used in computing net income per share:
Basic	37.7	37.3	36.7
Diluted	38.5	38.1	37.7

INTUITIVE SURGICAL, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(IN MILLIONS)

In millions	March 31, 2016	December 31, 2015
Cash, cash equivalents and investments	$3,801.1	$3,347.8
Accounts receivable, net	325.9	394.3
Inventory	163.0	167.9
Property, plant and equipment, net	439.0	432.1
Goodwill	201.1	201.1
Deferred tax assets	135.6	167.8
Other assets	240.6	196.3
Total assets	$5,306.3	$4,907.3

Accounts payable and other accrued liabilities	$325.5	$357.7
Deferred revenue	230.4	230.1
Total liabilities	555.9	587.8
Stockholders’ equity	4,750.4	4,319.5
Total liabilities and stockholders’ equity	$5,306.3	$4,907.3

INTUITIVE SURGICAL, INC.
UNAUDITED RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES
(IN MILLIONS, EXCEPT PER SHARE DATA)

	Three months ended
In millions (except per share data)	March 31, 2016	December 31, 2015	March 31, 2015
GAAP gross profit	$405.0	$458.8	$336.8
Share-based compensation expense	8.7	9.0	8.8
Amortization of intangible assets	2.2	2.9	3.3
Non-GAAP gross profit	$415.9	$470.7	$348.9

GAAP income from operations	$179.0	$245.9	$130.4
Share-based compensation expense	42.8	41.5	41.2
Amortization of intangible assets	5.1	5.8	6.2
Litigation charges (recoveries)	2.2	(0.6)	7.2
Non-GAAP income from operations	$229.1	$292.6	$185.0

GAAP net income	$136.4	$190.0	$97.0
Share-based compensation expense	42.8	41.5	41.2
Amortization of intangible assets	5.1	5.8	6.2
Litigation charges (recoveries)	2.2	(0.6)	7.2
Tax adjustments	(16.2)	(12.4)	(17.0)
Non-GAAP net income	$170.3	$224.3	$134.6

GAAP net income per share - diluted	$3.54	$4.99	$2.57
Share-based compensation expense	1.11	1.09	1.09
Amortization of intangible assets	0.13	0.15	0.16
Litigation charges (recoveries)	0.06	(0.02)	0.19
Tax adjustments	(0.42)	(0.32)	(0.44)
Non-GAAP net income per share - diluted	$4.42	$5.89	$3.57